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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 2, 2005
                            (Date of report; date of
                            earliest event reported)


                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                                38-0572512
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item  8.01  Other Events

Residential Capital Corporation (ResCap), an indirect wholly-owned subsidiary of General Motors Acceptance Corporation (GMAC), announced on August 2, 2005, that it closed a $3.5 billion syndication of its bank facilities. The facilities are intended to be used primarily for general corporate and working capital purposes, as well as to repay GMAC borrowings. The press release follows.


ResCap Closes $3.5 Billion Bank Facilities Syndication

MINNEAPOLIS, August 2, 2005 - Residential Capital Corporation (ResCap) today announced that it closed a $3.5 billion syndication of its bank facilities on July 28, 2005. The syndication consists of a $1.75 billion three-year term loan; an $875 million three-year revolving loan and an $875 million 364-day facility that includes a term loan option. The bank facilities are intended to be used primarily for general corporate and working capital purposes, as well as to repay GMAC borrowings.

"This is another major milestone for ResCap," said Louise M. Herrle, the company's Treasurer. "Closing this facility for more than the anticipated amount of $3 billion and completing it on schedule, demonstrates again the strength of our company in the market. We appreciate the support of our bank group."

These bank facilities rank pari passu with ResCap's senior unsecured bonds. The terms and conditions of the bank facilities were not disclosed but ResCap indicated that they are reflective of those in the investment grade bank syndication market. The facilities include standard representations and warranties and affirmative and negative covenants, including a minimum tangible net worth covenant.

The closing of the bank facilities follows ResCap's private placement of $4 billion in senior unsecured bonds on June 24, 2005. The proceeds from the bond offering and the bank syndication has enabled ResCap to diversify its funding sources and has allowed it to reduce its GMAC borrowings by $4.4 billion.

Earlier this year, GMAC established ResCap as a holding company and transferred ownership of GMAC Mortgage Corporation and Residential Funding Corporation to it in a move to provide additional operational and financial flexibility and to enhance the liquidity of these operations.

Legal Disclaimers:

The offering of the Notes was not registered under the Securities Act of 1933, as amended, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The information contained in this press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This announcement contains forward-looking statements relating to our business and its financing plans. Words such "intends" or "planning" are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

About ResCap

Residential Capital Corporation (ResCap) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe and Latin America. Our diversified businesses, including GMAC Mortgage and GMAC-RFC, cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization on the secondary market. We also provide capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. ResCap is an indirect wholly-owned subsidiary of General Motors Acceptance Corporation (GMAC). www.rescapholdings.com

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        August 3, 2005         /s/  SANJIV KHATTRI
              ----------------       -------------------------------------
                                     Sanjiv Khattri
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        August 3, 2005         /s/  LINDA K. ZUKAUCKAS
              ----------------       -------------------------------------
                                     Linda K. Zukauckas
                                     Vice President and Corporate Controller